Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF ARTICLES OF INCORPORATION OF

OMNI U.S.A., INC.,

A Nevada Corporation

CHANGING THE NAME OF THE CORPORATION.

Omni U.S.A., Inc., a Nevada Corporation, under its corporate seal and the hand of its board of directors does hereby certify that a majority of its shareholders, effective as of May 10, 2006, via a written consent of the shareholders, adopted and passed the following resolution for the purpose of changing the name of the corporation, to which:

RESOLVED, that Article I of the Articles of Incorporation shall be amended as follows:

I.

The name of the corporation is BRENDAN TECHNOLOGIES, INC.

That pursuant to the foregoing resolution and as required by NRS 78.390, via a written consent of shareholders, effective May 10, 2006, a majority of the shares entitled to vote, voted in favor of the above resolution.

That this Certificate of Amendment amending the Articles of Incorporation is hereby filed with the Secretary of State on May 16, 2006 or as soon thereafter as can be.

Dated: May 16, 2006	OMNI U.S.A. Inc.

	By:	/S/ LOWELL W. GIFFHORN
Lowell W. Giffhorn
Chief Financial Officer